Exhibit 99.1

HANDY & HARMAN LTD. ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE SL INDUSTRIES, INC.

Handy & Harman to Commence Tender Offer for SL Industries Common Stock at $40.00 Per Share

WHITE PLAINS, New York – April 7, 2016 — Handy & Harman Ltd. (NASDAQ: HNH) (“HNH”), a diversified global industrial company, and SL Industries, Inc. (NYSE MKT: SLI) (the “Company” or “SLI”), a leading manufacturer of high-performance power solutions, announced today that they have entered into a definitive merger agreement pursuant to which HNH will acquire SLI.

Under the terms of the merger agreement, which has been unanimously approved by a special committee of the Board of Directors of SLI consisting of independent directors (the “Special Committee”), as well as the Boards of Directors of each of HNH and SLI, HNH, through a wholly owned subsidiary, will commence a tender offer to purchase up to all of the outstanding shares of SLI common stock at a purchase price of $40.00 per share in cash.  The offer price represents a premium of 18.7% over the closing price of the SLI common stock on April 6, 2016, the last trading day prior to today’s announcement, and a premium of 38.2% over the closing price on February 8, 2016, the last full trading day prior to the announcement of HNH’s proposal to acquire SLI in an all-cash transaction.

Consummation of the offer is subject to certain conditions, including the tender of a number of shares that constitutes at least (1) a majority of SLI’s outstanding shares and (2) 60% of SLI’s outstanding shares not owned by HNH or any of its affiliates, as well as other customary conditions.  The transaction is not subject to any financing contingencies.  DGT Holdings Corp., an affiliate of HNH which owns approximately 25.1% of the outstanding shares of SLI common stock, has agreed to tender those shares in the offer.

Warren Lichtenstein, Chairman of HNH, said, “We believe this transaction exemplifies our strategy of profitably growing and building upon our core business units both internally and through strategic acquisitions.  Affiliates of HNH first purchased shares in SLI almost 25 years ago when the stock was selling for around $3.50 per share.  SLI is a company we know well and we expect it will be a great addition to the HNH / Steel family of businesses.”

William T. Fejes, Jr, President & CEO of SLI, stated, “Over the past several years, the SLI employees have done a fantastic job servicing our customers and improving financial results thereby significantly increasing shareholder value.  We look forward to this new chapter in SLI’s history and continuing to contribute strong value to our customers and to our new shareholders.”

Olshan Frome Wolosky LLP served as legal counsel to HNH.  Houlihan Lokey Capital Inc. acted as financial advisor to the Special Committee, and Gardere Wynne Sewell LLP served as legal counsel to the Special Committee.

Important Information

The tender offer described in this press release has not yet commenced. This press release is for informational purposes only and it is neither an offer to purchase nor a solicitation of an offer to sell shares of SLI’s common stock. At the time the tender offer is commenced, HNH will file a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents with the United States Securities and Exchange Commission (the “SEC”), and SLI will file a Solicitation/Recommendation Statement on Schedule 14D-9 and a Schedule 13E-3 Transaction Statement relating to such tender offer with the SEC. SLI’s stockholders are strongly advised to read these tender offer materials carefully and in their entirety when they become available, as they may be amended from time to time, because they will contain important information about such tender offer that SLI’s stockholders should consider prior to making any decisions with respect to such tender offer. Once filed, SLI’s stockholders will be able to obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

Statements in this press release regarding the proposed transaction between HNH and SLI, the expected timetable for completing the transaction, future financial and operating results, benefits of the transaction, future opportunities for HNH’s and SLI’s businesses and any other statements by management of HNH and SLI concerning future expectations, beliefs, goals, plans or prospects constitute forward-looking statements.  Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based.  Statements that are not historical facts, including statements about the beliefs and expectations of the parties and their management, are forward-looking statements.  All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected.  Risks and uncertainties include the satisfaction of closing conditions for the transaction; the possibility that the transaction will not be completed, or if completed, not completed on a timely basis; the ability of HNH to successfully integrate SLI’s business; and the risk that the expected benefits of the transaction may not be realized or maintained.

Neither HNH nor SLI can give any assurance that any of the transactions contemplated by the merger agreement will be completed or that the conditions to the tender offer will be satisfied. A further list and description of additional business risks, uncertainties and other factors can be found in HNH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, SLI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as other filings by HNH and SLI with the SEC. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov. Many of the factors that will determine the outcome of the transaction are beyond HNH’s or SLI’s ability to control or predict. Neither HNH nor SLI undertakes to update any forward-looking statements as a result of new information or future events or developments.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH’s diverse product offerings are marketed throughout the United States and internationally.

HNH’s companies are organized into five businesses: Joining Materials, Tubing, Building Materials, Performance Materials, and Kasco.

HNH sells its products and services through direct sales forces, distributors, and manufacturer's representatives. HNH serves a diverse customer base, including the construction, electrical, electronics, transportation, utility, medical, oil and gas exploration, aerospace and defense, and food industries.

HNH’s business strategy is to enhance the growth and profitability of the HNH business units and to build upon their strengths through internal growth, the Steel Business System and strategic acquisitions. Management expects HNH to continue to focus on high margin products and innovative technology. Management has evaluated and will continue to evaluate, from time to time, potential strategic and opportunistic acquisition opportunities, as well as the potential sale of certain businesses and assets.

HNH is based in White Plains, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Contact

James F. McCabe, Jr., Senior Vice President and Chief Financial Officer
212-520-2300
jmccabe@steelpartners.com

About SL Industries

SL Industries, Inc. designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic equipment, and custom gears and gearboxes that are used in a variety of medical, commercial and military aerospace, computer, datacom, industrial, architectural and entertainment lighting, and telecom applications. For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Contact

Louis J. Belardi, Chief Financial Officer
856-727-1500 x 5525
louis.belardi@slindustries.com